 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FISCAL 2011

February 29, 2012 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported fourth quarter net income of $29.5 million, or $0.25 per share, and net income of $169.4 million, or $1.47 per share, for its fiscal year ended December 31, 2011. Sales and results of operations for the fourth quarter and fiscal year as compared to the same periods of the prior year are as follows:
Fourth Quarter 2011
For the fourth quarter of 2011, the company reported net sales of $430.9 million as compared to $227.2 million for the fourth quarter of 2010. The $203.7 million increase in sales is primarily attributable to the acquisition of Griffin Industries on December 17, 2010 as well as higher selling prices for the company's finished products as compared to 2010. During the fourth quarter 2011 as compared to the third quarter 2011, the company experienced more than a 10% decrease in fat prices, primarily due to reduced export demand from European biodiesel, and more than a 12% decrease in protein prices, primarily due to soft protein meal demand domestically as a result of cut-backs by poultry producers.
Net income for the fourth quarter of 2011 increased to $29.5 million, or $0.25 per share, as compared to net income of $10.0 million, or $0.12 per share, for the 2010 comparable period. The $19.5 million increase in net income for the fourth quarter resulted primarily from the acquisition of Griffin Industries as well as higher selling prices for the company's finished products. Net income in the fourth quarter of 2011 as compared to the third quarter of 2011 was negatively impacted by the decrease in both fat and protein meal finished product prices, which impacted margins in our non-formula based business.
Fiscal 2011
Darling International Chairman and Chief Executive Officer, Randall Stuewe, said “Fiscal 2011 was a record setting year for the company. Earnings performance was attributable to strong finished product markets driven by an improving global economy and continued implementation of global bio-diesel mandates. Additionally, a full year of integration efforts reflecting the late 2010 acquisition of Griffin Industries supported the company's performance. During fiscal 2011, the company watched values for the global feed grains, the oilseeds complex and used cooking oil escalate throughout the first half of the year, only to be tempered in the

News Release February 29, 2012 Page 2

back half of the year by economic conditions in Europe. Overall, the company's raw material tonnage grew nicely in the beef segment and the company benefited from improved beef slaughter volumes driven by a return to profitability for both livestock producers and meat processors while poultry tonnage reflected cut-backs associated with higher input costs and challenged industry profitability for poultry producers. The bakery input volumes grew throughout the year as general economic conditions improved and commercial bakeries operated longer hours. Energy costs for natural gas were favorable. Overall operating costs were effectively managed and reflected the company's higher volume of inputs.”
For fiscal year 2011, the company reported net sales of $1,797.2 million as compared to $724.9 million for fiscal year 2010. The $1,072.3 million increase in sales resulted primarily from the acquisition of Griffin Industries as well as higher selling prices for the company's finished products.
For fiscal year 2011, the company reported net income of $169.4 million, or $1.47 per share, as compared to $44.2 million, or $0.53 per share, for the 2010 comparable period. The $125.2 million increase in net income for fiscal 2011 resulted primarily from the company's acquisition of Griffin Industries as well as higher selling prices for the company's finished products.
Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry. The company recycles beef, pork, and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The company also recovers and converts used cooking oil and commercial bakery waste to valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the Company's web site at http://www.darlingii.com.

- MORE -

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Darling International will host a conference call to discuss the company's fourth quarter and fiscal year 2011 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, March 1, 2012.
To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10010560. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through March 8, 2012, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10010560. The conference call will also be archived on the company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it, as well as forward-looking information regarding the Griffin Industries transaction and the combined company. These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; unanticipated changes in national and international regulations affecting the company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
John O. Muse, Executive Vice President of Finance and Administration,
Brad Phillips, Treasurer, or
Melissa Gaither, Director of Investor Relations at
972-717-0300

News Release February 29, 2012 Page 4

Darling International Inc.
Consolidated Operating Results
For the Periods Ended December 31, 2011 and January 1, 2011
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	Dec. 31,	Jan. 1,	Favorable	Dec. 31,	Jan. 1,	Favorable
	2011	2011	(Unfavorable)	2011	2011	(Unfavorable)
Net Sales	$430,866	$227,232	$203,634	$1,797,249	$724,909	$1,072,340

Costs and expenses:
Cost of sales and operating expenses	$314,306	$161,735	(152,571)	$1,267,599	$531,648	$(735,951)
Selling, general and administrative expenses	35,863	19,946	(15,917)	136,135	68,042	(68,093)
Depreciation and amortization	21,220	10,055	(11,165)	78,909	31,908	(47,001)
Acquisition Costs	—	10,798	10,798	—	10,798	10,798
Total costs and expenses	371,389	202,534	(168,855)	1,482,643	642,396	(840,247)
Operating income	59,477	24,698	34,779	314,606	82,513	232,093

Other income/(expense):
Interest expense	(7,781)	(6,081)	(1,700)	(37,163)	(8,737)	(28,426)
Other, net	(1,140)	(1,694)	554	(3,577)	(3,433)	(144)
Total other income/(expense)	(8,921)	(7,775)	(1,146)	(40,740)	(12,170)	(28,570)

Equity in net loss of Unconsolidated Subsidiary	(228)	—	(228)	(1,572)	—	(1,572)

Income from operations before income taxes	50,328	16,923	33,405	272,294	70,343	201,951
Income taxes (expense)	(20,831)	(6,911)	(13,920)	(102,876)	(26,100)	(76,776)
Net income	$29,497	$10,012	$19,485	$169,418	$44,243	125,175

Basic income per share:	$0.25	$0.12	$0.13	$1.47	$0.53	$0.94
Diluted income per share:	$0.25	$0.12	$0.13	$1.47	$0.53	$0.94

For More Information, contact: John O. Muse, Executive Vice President of Finance and Administration, Brad Phillips, Treasurer, or Melissa Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300